                 EXCLUSIVE LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

    THIS EXCLUSIVE LICENSE AND TECHNICAL ASSISTANCE AGREEMENT (the "AGREEMENT") is made and entered into in Orem, Utah, as of the 1 day of July, 1996 (the "EFFECTIVE DATE"), by and between AUSTRALIAN SOFTWARE INNOVATIONS (SERVICES) PTY LTD, a limited company organized under the laws of Australia whose principal place of business is located at 51 Rawson Street, Suite 301, Epping NSW 2121, Australia (the "LICENSOR"), and SPIRE TECHNOLOGIES, INC., a Utah corporation whose principal place of business is located at 311 North State Street, Orem, Utah 84057 (the "LICENSEE").

                                       RECITALS

    WHEREAS, Licensor and Licensee are engaged in the business of developing, marketing and providing support services relating to various computer hardware and software products; and

    WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, an exclusive license to use, market, manufacture, assemble, modify and sublicense the Licensed Materials (as defined herein), subject to and in accordance with the provisions set forth herein; and

    WHEREAS, Licensor and Licensee have heretofore entered into a certain
Letter of Intent (the "LETTER OF INTENT"), a copy of which is attached hereto as Exhibit "A" and by this reference incorporated herein, setting forth the fundamental provisions of this Agreement; PROVIDED, HOWEVER, that Licensor and Licensee intend that this Agreement shall supersede in every respect the provisions of the Letter of Intent.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE I - DEFINITIONS

    1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

         (a) "ASI DOCUMENTS" shall mean all materials, records, reports, manuals, drawings, depictions, schematics, notes, memoranda, printouts, graphs, writings of any kind or nature, tape, films and other magnetic, computerized or electronic (visual or audio) recordings, information or files of any kind or nature relating, directly or indirectly, to the ASI Products or containing, in whole or in part, Technical Information, whether originals or copies.

         (b) "ASI PRODUCTS" shall mean all computer software products, systems, documentation and instructional materials which have been conceived, developed, designed, or manufactured, directly or indirectly, by Licensor or in which Licensor has rights of ownership, including, without limitation, the products identified and described on EXHIBIT "B" attached hereto

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and by this reference incorporated herein; and shall include all enhancements, modifications and improvements of the foregoing described items and any other products developed during the Term which employ the Technical Information, whether developed by Licensor, any affiliate of Licensor or any entity, partnership or venture in which Licensor or any of its shareholders is a participant or possesses a financial or ownership interest.

         (c) "LETTER OF INTENT" shall mean that certain Letter of Intent among Licensor and Licensee setting forth the initial understandings of the parties with respect to the License, which Letter of Intent is superseded in its entirety by this Agreement.

         (d) "LICENSE" shall mean the license granted by Licensor to Licensee pursuant to Section 2.1.

         (e)  "LICENSE FEE" shall have the meaning set forth in Section 2.3.

         (f) "LICENSED MATERIALS" shall refer collectively to the ASI Documents, the ASI Products and the Technical Information.

         (g) "MAINTENANCE SERVICES" shall mean technical support, customer assistance and training services provided by Licensee or any Related Corporation or any contractor, subcontractor or agent of Licensee or any Related Corporation to facilitate the use of the ASI Products by Licensee's customers.

         (h) "MAINTENANCE REVENUES" shall mean the portion of the gross revenues actually collected by Licensee or any Related Corporation that are attributable directly to the Maintenance Services in the Territory during the Term, net of reasonable discounts, allowances and taxes.

         (i) "PRODUCT REVENUES" shall mean the portion of gross revenues actually collected by Licensee or any Related Corporation that are attributable to the sale, license or use of ASI Products in the Territory during the Term, net of reasonable discounts, returns, allowances, freight, insurance, commodity taxes, value added taxes, sales taxes and special packing costs; PROVIDED, HOWEVER, that if any ASI Products are combined or integrated by Licensee with other hardware or software products, the Product Revenues attributable to the sale of such ASI Products shall be limited to the portion of the revenues actually collected by Licensee or any Related Corporation that are attributable to the sale of such combined or integrated products represented by ASI Products, net of discounts, returns, allowances, freight, insurance, taxes and costs and as shall be agreed between Licensor and Licensee. In the event of a dispute between Licensor and Licensee as to such apportionment, such dispute shall be referred to a person with expertise and not less than ten years' experience in working in system products as shall be agreed by Licensee and Licensor and failing agreement as shall be appointed by the President of the governing body for Attorneys in the State of Utah. Such expert shall act as an expert and not as an arbitrator and shall make a determination as to the apportionment which shall be final and binding on the parties.

         (j) "PROPRIETARY INFORMATION" means all products, documentation, software, ideas, concepts, techniques, know-how, technical information, designs or other information or materials, in whatever form, which one party to this Agreement receives from the other. However, Proprietary Information does not include any information that (a) enters the public domain other than through a breach of this Agreement; (b) is subsequently lawfully obtained by the receiving party from a third party or parties without breach of this Agreement; (c) the disclosing party has expressly declared in writing as not being "Proprietary Information;" and (d) was rightfully disclosed to the receiving party prior to such disclosure by the disclosing party as shown by documentation sufficient to establish such knowledge.

         (k) "RELATED CORPORATION" shall mean any affiliate of Licensee or any entity, partnership or venture in which Licensee or any of its shareholders is a participant or possesses a financial or ownership interest and shall include, without limitation:

              (i)       Spire International;

              (ii)      any subsidiary of Licensee or Spire International;

              (iii) any Company, person or trust which has a direct or indirect legal or beneficial interest in either of the entities referred to in (a) and (b) above.

         (l)  "ROYALTIES" shall have the meaning set forth in Section 2.4.

         (m) "SPIRE INTERNATIONAL" shall mean Spire International Corp., a Utah corporation.

         (n) "TECHNICAL INFORMATION" shall mean any and all technology, source code, releases, plans, drawings, depictions, photographs, models, data, inventions, assembly procedures, machines, improvements, designs, discoveries, know-how, software, testing information, concepts, methods, algorithms, programs, trade secrets, processes, formulas, techniques, data, vendor lists, parts lists, customer lists, marketing and business plans, financial information (including, without limitation, information concerning costs, profits, revenues, margins and other marketing, sales and business financial information, whether actual, estimated or projected) and all other materials, intellectual property or proprietary information of any kind or nature, whether patentable or copyrightable, of Licensor, pertaining to the Licensed Materials which are not found in the public domain.

         (o)  "TERM" shall have the meaning set forth in Section 4.1.

         (p) "TERRITORY" shall mean the countries located on the continents of North and South America.

                       ARTICLE II - LICENSE, FEES AND ROYALTIES

    2.1. GRANT OF LICENSE. On the terms and subject to the conditions set forth herein, Licensor hereby grants to Licensee the exclusive right and license in the Territory during the Term to use, modify, duplicate and sublicense the Technical Information and ASI Documents and to use, market, modify, manufacture, assemble, test and sublicense the ASI Products (the "LICENSE"). Licensee agrees that it will use commercially reasonable efforts, in good faith, to promote the sale, license and use of the ASI Products in the Territory during the Term. Notwithstanding the foregoing grant of the License, Licensor and Licensee agree that Licensee shall not modify the ASI Products without the prior written consent of Licensor, which consent shall not be withheld unreasonably by Licensor.

    2.2 TERMINATION OF EXCLUSIVITY. Subject to the following provisions of this Section 2.2, if for two consecutive years during the Term, Licensee shall fail to pay to Licensor Royalties equal to or in excess of the amounts set forth below, Licensor may, upon sixty (60) days' prior notice to Licensee, terminate the exclusive nature of the License and Licensee shall continue to possess the License on a non-exclusive basis throughout the remainder of the Term:

         Year 1              $   700,000
         Year 2              $ 1,200,000
         Year 3              $ 1,512,000
         Year 4              $ 1,555,200
         Year 5 (and each    $ 1,866,000
         year thereafter)

    Notwithstanding the obligation of Licensee to pay Royalties in the amounts set forth above in order to retain the exclusive nature of the License, Licensor and Licensee agree that, if for any year or years during the Term the amount of Royalties paid by Licensee to Licensor is less than the applicable amount set forth above, Licensee may elect to pay to Licensor an additional payment in an amount equal to the difference between the applicable amount set forth above and the actual Royalty amount for the year. Upon Licensee's payment to Licensor of such amount in addition to Royalties otherwise payable by Licensee for the applicable year, the exclusive nature of the License will remain in good standing as if Licensee had paid to Licensor the applicable amount set forth above. Furthermore, Licensee's failure to pay to Licensor Royalties in an amount equal to or in excess of the amounts set forth above shall not constitute a breach of this Agreement and Licensor's sole and exclusive remedy in the event the Royalty amount for two consecutive years does not equal or exceed the applicable amount set forth above shall be termination of the exclusive nature of the License as contemplated by this Section 2.2.

    2.3 LICENSE FEE. In consideration of the grant of the License and the covenants and obligations of Licensee set forth herein (including, without limitation, Licensor's obligation to provide the Technical Assistance required pursuant to Section 3.1), upon the execution of this Agreement, Licensee shall pay to Licensor a non-refundable license fee (the "LICENSE FEE") in an amount equal to Five Hundred Fifty Thousand Dollars ($550,000).

    2.4 ROYALTIES. In further consideration of the grant of the License and the covenants and obligations of Licensor set forth herein (including, without limitation, Licensor's obligation to provide the Technical Assistance required pursuant to Section 3.1), Licensee shall pay to Licensor the following royalties (the "ROYALTIES") during the Term:

         (a) For the first year of the Term, Licensee shall pay to Licensor Royalties in an amount equal to the sum of Forty Five Percent (45%) of the Product Revenues for the year and Fifty Percent (50%) of the Maintenance Revenues for the year;

         (b) For the second year of the Term, Licensee shall pay to Licensor Royalties in an amount equal to the sum of Forty Percent (40%) of the Product Revenues for the year and Fifty Percent (50%) of the Maintenance Revenues for the year;

         (c) For the third year of the Term, Licensee shall pay to Licensor Royalties in an amount equal to the sum of Thirty Five Percent (35%) of the Product Revenues for the year and Fifty Percent (50%) of the Maintenance Revenues for the year; and

         (d) For each year of the Term subsequent to the third year of the Term, Licensee shall pay to Licensor Royalties in an amount equal to the sum of Thirty Percent (30%) of the Product Revenues for the year and Fifty Percent (50%) of the Maintenance Revenues for the year.

    2.5 PAYMENT OF ROYALTIES. Royalties shall be due and payable by Licensee on or before the forty-fifth (45th) day following the conclusion of each month during the Term. Royalties paid with respect to ASI Products that are afterwards returned to Licensee by purchasers may be credited to future Royalty payments, provided that Royalties are paid on such returned ASI Products that are later sold. Within ninety (90) days after the termination of this Agreement pursuant to Section 4.2, Licensee shall pay to Licensor all Royalties attributable to Product Revenues and Maintenance Revenues paid to Licensee or any Related Corporation during the period of time from the conclusion of the most recent month of the Term to the date of such termination.

    2.6 ACCOUNTING FOR ROYALTIES. Licensee shall at all times keep accurate and complete records showing the Product Revenues and the Maintenance Revenues, in sufficient detail to determine the amount of the Royalties, Licensee's compliance with this Agreement and the accuracy and completeness of the reports and the statements to be furnished hereunder. Licensee agrees to permit Licensor's duly authorized representative to inspect such records during reasonable business hours upon not less than five (5) days prior notice to Licensee. Within forty-five (45) days following the end of each year during the Term, Licensee shall furnish Licensor with a written summary specifying, with respect to the immediately preceding year: (a) the gross selling price of ASI Products sold by Licensee in the Territory during the year, (b) the aggregate amount of Maintenance Services invoiced and collected by Licensee from Maintenance Services provided by Licensee in the Territory during the year, (c) the amount of Royalties payable by Licensee for the year, and (d) any other information reasonably requested by Licensor to confirm Licensee's compliance with the provisions of this Agreement.

    2.7 OUT-OF-POCKET EXPENSES. Each of Licensor and Licensee shall bear its own out-of-pocket expenses incurred by it in performing its obligations under this Agreement, including, without limitation, all travel, lodging, food, telephone, shipping and postage expenses.

                ARTICLE III - LICENSOR OBLIGATIONS AND REPRESENTATIONS

    3.1 TECHNICAL ASSISTANCE. In consideration of Licensee's obligation to pay the License Fee and the Royalties, at all times during the Term, Licensor shall provide to Licensee all Licensed Materials and any related technical assistance, customer service and employee training that are reasonably requested by Licensee for the purpose of enabling Licensee (or any agent, representative or sublicensee of Licensee) to manufacture, produce, market, sell, use, develop, test and modify the ASI Products and provide the Maintenance Services in accordance with the purposes and provisions of this Agreement. Upon the expiration or termination of the License, Licensor shall provide such additional technical assistance, customer service and employee training to Licensee as Licensee shall request, at such commercially reasonable rates and on such commercially reasonable terms as the parties shall mutually agree upon hereafter.

    3.2 UPDATES AND DEVELOPMENT. During the Term, Licensor shall provide to Licensee free of charge all updates, enhancements, modifications, revisions or supplements to the Licensed Materials as soon as reasonably possible following their development, acquisition or utilization by Licensee. During the course of Licensor's development, acquisition or utilization of such updates, enhancements, modifications, revisions and supplements, Licensor shall permit Licensee full and reasonable access to all information regarding such development, acquisition or utilization. During the Term, Licensor shall use commercially reasonable efforts, in good faith, to develop, expand, supplement and improve the ASI Products in order that the ASI Products will constitute "state-of-the-art" products that are competitive in the international market.

    3.3 LICENSOR REPRESENTATION AND WARRANTIES. As an inducement to Licensee to enter into this Agreement, and with the express understanding that Licensee has and will continue to rely upon the following representations and warranties, Licensor represents and warrants to Licensee that (a) it is the sole and exclusive owner of all rights in and to the Licensed Materials, including all intellectual property rights therein, under copyright, patent, trademark, trade secret and other applicable laws, free and clear of any claim, right, lien or interest of any other person of any nature whatsoever; (b) it possesses the full and sufficient right, title and authority to grant the rights and licenses granted herein; (c) the Licensed Materials to be delivered by Licensor hereunder have been and will be prepared in a workmanlike manner and with professional diligence and skill, are and will be merchantable and are and will be fit for the particular purpose for which they are designed; (d) neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein, will violate any agreement, lien, instrument, decree, law, regulation, order or judgment to which Licensor is a party or by which it is bound; and (e) Licensor is, and during the Term shall remain, in compliance with all applicable foreign, federal, state and local governmental laws, regulations and ordinances relating to its business and operations and shall cause its employees and agents to adhere thereto.

    3.4 DEFECTS. The parties acknowledge that the correction and remedy of any undetected or future defect or inadequacy with respect to the Licensed Materials is in the best interests of both parties. Therefore, if Licensee discovers any defect or inadequacy with respect to the Licensed Materials and communicates such in writing to Licensor, Licensor shall use its best efforts to correct or remedy such defect or inadequacy as soon as reasonably possible.

    3.5 FURTHER ACTION. Licensor shall provide to Licensee any assistance reasonably necessary for Licensee to obtain and procure from third party vendors those components, parts and supplies necessary, as reasonably determined by Licensee, in the manufacture, assembly, modification and sublicense of the ASI Products.

                          ARTICLE IV - TERM AND TERMINATION

    4.1 TERM. Unless sooner terminated pursuant to Section 4.2, the term of the License and this Agreement (the "TERM") shall commence on the Effective Date and shall continue for a period of five years thereafter; provided, however, that the Term shall be extended automatically for up to three additional two-year periods upon the expiration of the initial five-year period of the Term or any extension thereof, unless Licensor or Licensee affirmatively elects to terminate the Term by notifying the other party of such election not less than one hundred twenty (120) days prior to the applicable expiration date.

    4.2 TERMINATION. Either party may, at its option, terminate the License and this Agreement in the event of a material breach of this Agreement by the other party. Such termination may be effected only through a written notice, specifically identifying the breach on which termination is based. Following receipt of such notice, the party in breach shall have thirty (30) calendar days to cure such breach, and the License and this Agreement shall terminate in the event that such cure is not effected by the end of such period. Notwithstanding the foregoing, Licensee may, in its discretion, elect to terminate the License and this Agreement at any time during the Term upon one hundred eighty (180) days' prior notice to Licensor.

    4.3 SURVIVAL. In the event of the termination of this Agreement, in whole or in part, the provisions of Sections 3.3, 3.4, 5.2, 5.3 and 5.4 and Articles VI and VII shall survive and continue in full force and effect.

                  ARTICLE V - PROPRIETARY RIGHTS AND CONFIDENTIALITY

    5.1 PROPRIETARY RIGHTS. Licensor and Licensee acknowledge and agree that the Licensed Materials are and, except as set forth in a separate agreement between Licensor and Licensee, shall remain the exclusive proprietary property of Licensor. The rights to any modifications, enhancement or improvement to the Licensed Materials made by Licensee or on behalf of Licensee during the Term shall be the property of Licensor and Licensee shall cooperate in the assignment or transfer of any right or interest it has in or to such modifications, enhancements and improvements to Licensor. Licensee shall not remove Licensor's trademarks, copyright notices or other markings or legends to any ASI Product without Licensor's prior written consent, such consent shall not be withheld unreasonably.

    5.2 CONFIDENTIALITY. Licensor and Licensee each acknowledge and agree that in the course of the dealings with each other as contemplated by this Agreement, each party will acquire Proprietary Information of the other party which they shall protect with at least the same degree of care that they protect their own Proprietary Information of a similar nature, but in no event less than a reasonable degree of care. Neither party shall have the right to disclose or disseminate Proprietary Information of the other party to any person or entity except to the extent necessary to perform its obligations under this Agreement, provided that confidentiality restrictions shall be imposed upon the parties to whom such disclosures are made, which confidentiality restrictions shall not be less stringent then those the disclosing party places upon its own Proprietary Information of a similar nature. Neither party shall have the right to use Proprietary Information of the other party for any reason other than as necessary for the performance of its obligations under this Agreement. Each party shall ensure that its employees, agents and consultants shall be permitted access to the other party's Proprietary Information only on a need-to-know basis and are instructed regarding, and agree to act in accordance with, the obligations of non-disclosure and non-use imposed by this Agreement.

    5.3 RETURN ON TERMINATION. Except as otherwise contemplated by this Agreement, upon any termination or expiration of this Agreement (whether pursuant to Section 4.1 or 4.2) each party shall deliver to the other the original and all copies or adaptations of all Proprietary Information in all forms, partial or complete, in all types of media and computer memory, or, in the alternative, shall destroy all such originals, copies and adaptations. Each party shall promptly provide to the other appropriate certificates of compliance with this Section 5.3 in a form reasonably acceptable to the party receiving such certificate.

    5.4  REMEDIES.  In the event of any breach of the provisions of this
Article V, the parties acknowledge and agree that the non-breaching party would suffer irreparable harm and that the total amount of monetary damages for any injury to the non-breaching party would be impossible to calculate and would, therefore, be an inadequate remedy. Accordingly, the parties acknowledge and agree that

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the non-breaching party may be entitled to temporary, preliminary or permanent injunctive relief against the breaching party and its officers, employees and agents, in addition to such other rights and remedies to which the non-breaching party may be entitled at law, in equity or under this Agreement.

                             ARTICLE VI - INDEMNIFICATION

    6.1 LICENSOR INDEMNIFICATION. Licensor hereby indemnifies and agrees to hold Licensee harmless from any and all losses, liabilities, claims, damages and expenses (including, without limitation, attorneys' fees and costs associated therewith, whether prior or subsequent to the commencement of litigation) regarding the Licensed Materials based upon or arising in connection with any actual or alleged infringement of a patent, copyright, trade secret or other intellectual property right in any jurisdiction, provided that such infringement is not due principally to any modification to the ASI Products by Licensee. Notwithstanding the foregoing, if any such losses, liabilities, claims, damages or expenses arise in connection with a proceeding in which a court of final and competent jurisdiction determines that no actual infringement occurred (a "Non-Infringement Proceeding"), Licensor's obligation to indemnify Licensee for any losses, liabilities, claims, damages or expenses arising in connection with the Non-Infringement Proceeding shall be reduced to an amount equal to the product obtained by multiplying (a) the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by Licensee in connection with the Non-Infringement Proceeding by (b) the Product Revenue Royalty percentage set forth in Section 2.4 (e.g., forty-five percent (45%) in the first year of the Term, forty percent (40%) in the second year of the Term, etc.) for the year of the Term in which the initial claim giving rise to the Non-Infringement Proceeding first arose.

    6.2 MUTUAL INDEMNITY. Each party shall indemnify and hold harmless the other party, its agents, employees, officers or trustees from and against any and all losses, liabilities, claims, damages and expenses (including, without limitation, attorneys' fees and costs associated therewith, whether prior or subsequent to the commencement of litigation) finally awarded or determined arising out of or resulting directly from (i) any breach of a material obligation, covenant or duty arising pursuant to the terms of this Agreement, or
(ii) the gross negligence or willful misconduct of the other party, its agents, employees, officers or trustees.

    6.3 CONDITIONS TO INDEMNIFICATION. The indemnifying party's indemnification obligations pursuant to this Article VI are contingent upon (i) such indemnifying party's having received prompt written notice from the other party of any claim described in this Article VI, (ii) the other party providing the indemnifying party with all reasonable assistance for the defense or settlement of such claim, and (iii) such indemnifying party's having sole control of the defense of such claim and all negotiations for its settlement or compromise. Any indemnification pursuant to this Article VI shall include the payment of all reasonable attorneys' fees, expert witness' fees and other costs incurred by the indemnified party defending any such claims.

                             ARTICLE VII - MISCELLANEOUS

    7.1 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be sufficient if mailed by certified mail, return receipt requested and postage prepaid, to the parties at the addresses first set forth above. Notice shall be deemed to have been given and received (a) when actually received if delivered in person, or (b) on the date three (3) business days after a letter containing such notice is postmarked by the United States Post Office. Any party hereto may at any time upon written notice to the other party hereto change its address for notice purposes by furnishing the new address in writing to the other party as provided in this Section 7.1.

    7.2 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, agreement, term or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

    7.3 SEVERABILITY. Any provision hereof prohibited by or deemed unlawful or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In the event that any term or provision of this Agreement shall be held invalid by a competent court or government agency, the remainder of this Agreement shall not be affected thereby and the parties hereto shall continue to be bound by the remaining terms hereof. In such event, the relevant term or provision (or should such term(s) or provisions(s) be such a crucial element of this Agreement, then the entire Agreement) shall be renegotiated by the parties in a good faith effort to achieve mutual agreement consistent with such holding and shall continue to perform under this Agreement in a manner consistent with its intent and objectives.

    7.4 FORCE MAJEURE. Any cause or circumstances of whatever nature which prevents or delays performance by a party of its obligations hereunder, including without limitation, any riot, labor dispute, strike or civil disturbance, or any governmental statute, rule, regulation or order of approval, which cause or circumstance is not within the control of the party chargeable, and which cannot by the exercise of reasonable diligence by such party be prevented or overcome, shall release such party from the performance of such affected obligations, or in the case of delay shall extend the time for performance thereof, provided such cause or circumstances was the proximate cause of the failure to perform.

    7.5 FURTHER ACTION. The parties agree to execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

    7.6 APPLICABLE LAW AND JURISDICTION: ATTORNEYS' FEES. This Agreement shall be governed by and construed in accordance with laws of the State of Utah, United States of America, without reference to choice of law remedies. Each of Licensor and Licensee hereby expressly submits itself to the exclusive, personal jurisdiction of the federal and state courts situated in Salt Lake and Utah Counties, State of Utah, United States of America, with respect to any and all claims, demands and causes of action relating to or arising out of this Agreement. In the event of any litigation to enforce the terms and conditions of this Agreement, the non-prevailing party shall pay the costs and expenses, including reasonable attorneys' fees, incurred by the party which prevails in such litigation by enforcing the provisions of this Agreement.

    7.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns; provided that this provision shall not be construed as permitting assignment, substitution, delegation or other transfer of rights or obligations except strictly in accordance with the other provisions of this Agreement.
None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any party hereto.

    7.8 INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto including, without limitation, the Letter of Intent. No covenant, representation or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof. The failure of any party to inspect this Agreement or the documents referred to herein constitutes a waiver of any objection, contention or claim that may be based upon such an inspection. Each party acknowledges that it has had the opportunity to consult with independent legal counsel with regard to the legal and other effects of this Agreement.

    7.9 ASSIGNMENT. Licensor shall not assign or transfer any right, interest or part of this Agreement. Licensee may freely assign or transfer its rights and interest hereunder, or any part thereof.

    7.10 RELATIONSHIP OF THE PARTIES. Neither Licensee nor Licensor, nor any of their employees, customers or agents shall be deemed to be the representative, agent or employee of the other for any purpose whatsoever, nor shall they or any of them have any right or authority to assume or create an obligation of any kind or nature, express or implied, on behalf of such other, nor to accept service of any legal process addressed to or intended for such other.

    7.11 TITLES AND CAPTIONS. The article and section titles or captions of this Agreement are for convenience only and shall not be deemed part of this Agreement and in no way define, limit, augment, extend or describe the scope, content or intent of any part or parts of this Agreement.

    7.12 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each of the foregoing genders and plurals is understood to refer to a corporation, partnership or other legal entity when the context so requires.

    7.13 EXHIBITS. All Exhibits annexed to this Agreement are expressly made a part of this Agreement as fully as though completely set forth in it. All references to this Agreement, either in the Agreement itself or in any of such writings, shall be deemed to refer to and include this Agreement and all such Exhibits and writings.

    7.14 AUTHORIZATION. Each individual executing this Agreement does thereby represent and warrant to each other person so signing (and each other entity for which another person may be signing) that he or she has been duly authorized to execute this Agreement in the capacity and for the entity set forth where he or she signs.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                            "LICENSOR"

                            AUSTRALIAN SOFTWARE INNOVATIONS (SERVICE) PTY LTD,
                             a limited company organized under the laws of Australia



                            By     /s/ Mr. Eng H. Lee
                                   -----------------------
                            Name:      Mr. Eng H. Lee
                                   -----------------------
                            Title:  Managing Director
                                   -----------------------


                            "LICENSEE"

                            SPIRE TECHNOLOGIES, INC.,
                             a Utah corporation


                            By     /s/Robert Bench
                                   ------------------------
                            Name:   Robert Bench
                                   ------------------------
                            Title:  President
                                   ------------------------

                                      EXHIBIT A

                                          to

                 Exclusive License and Technical Assistance Agreement


                                   LETTER OF INTENT

                                      [Attached]

                              SPIRE INTERNATIONAL CORP.

                                311 North State Street
                                  Orem, Utah  84057
                                    (801) 226-3355


                                     May 21, 1996


Australian Software Innovations (Services) Pty Ltd
Suite 301
51 Rawson Street
Epping NSW 2121
Attn:  Eng Lee, Managing Director


                                   LETTER OF INTENT

Dear Eng Lee:

    In connection with our recent discussions, the purpose of this letter of intent (the "LETTER") is to set forth certain understandings and agreements between Spire International Corp., a Utah corporation ("LICENSEE"), and Australian Software Innovations (Services) Pty Ltd ("LICENSOR") with respect to the license by Licensor to Licensee of certain technology, intellectual property and property of Licensor, on the terms and subject to the conditions set forth in the following paragraphs. For ease of reference, all monetary amounts expressed in this Letter shall be expressed in United States Dollars.

    The following paragraphs of this Letter express our agreement and understanding with respect to the matters described in them, but are expressly understood not to constitute a complete statement of, or a legally binding agreement or commitment on the part of Licensor or Licensee with respect to, the matters described in them. The terms and conditions of our final agreement will be set forth in a definitive license agreement to be executed by Licensor and Licensee as contemplated by paragraph 4 below. Notwithstanding the foregoing, Licensor and Licensee agree to negotiate in good faith toward the execution of a binding agreement incorporating the substantive terms and conditions set forth in this Letter.

    1. GRANT OF LICENSE. On the terms and subject to the conditions to be set forth in a definitive license agreement (the "LICENSE AGREEMENT") to be negotiated by Licensor and Licensee, Licensor will grant to Licensee an exclusive license (the "LICENSE") to use, market, modify (any such modification to be approved by Licensor, provided, however, that Licensor will not unreasonably withhold such approval) and grant sublicenses with respect to the Proprietary Materials (as defined below) within North America during the Term (as defined in paragraph 2 below). In exchange for Licensor's grant of the License, Licensee will pay to Licensor a one-time license fee of Five Hundred Fifty Thousand Dollars ($550,000), in addition to the royalties described in paragraph 3 below. For purposes of this Letter, the "PROPRIETARY MATERIALS" will include all technology, intellectual property (including,

Australian Software Innovations
Page 2
May 21, 1996


without limitation, all software, source code, tradenames, trademarks, logos, designs and artwork), documentation, inventions and products of Licensor, whether now existing or hereafter developed by or for the benefit of Licensor.


    2. TERM. The term of the License (the "TERM") will commence on the effective date of the License Agreement and continue for a period of five years thereafter; PROVIDED, HOWEVER, that if Licensee fails to meet or exceed the following annual Gross Sales (as defined in paragraph 3 below) targets for two consecutive years during the Term, Licensor may elect to terminate the exclusive nature of the License and Licensee will continue to possess the License on a non-exclusive basis throughout the remainder of the Term:

         Year 1              Gross Sales of $2,000,000
         Year 2              Gross Sales of $3,600,000
         Year 3              Gross Sales of $4,320,000
         Year 4              Gross Sales of $5,184,000
         Year 5 (and each
         year thereafter)    Gross Sales of $6,220,000

The License Agreement will also provide that the Term will be extended automatically for up to three additional two-year periods upon the expiration of the initial five-year period of the Term or any extension thereof, unless Licensor or Licensee affirmatively elects to terminate the License by notifying the other party of such election not less than 120 days prior to the applicable expiration date. In addition, Licensee may elect to terminate the License at any time during the Term upon one hundred eighty days' prior notice to Licensor.


     3. ROYALTY. As further consideration of the grant of the License, Licensee will pay to Licensor annual royalty payments based upon Licensee's Gross Sales. For purposes of this Letter, "GROSS SALES" will consist of two components, "PRODUCT SALES," which are equal to the pro rata portion of Licensee's gross revenues from products incorporating the Proprietary Materials, and "MAINTENANCE REVENUES," which are equal to the pro rata portion of Licensee's gross revenues derived from maintenance services relating to the Proprietary Materials. Licensee's annual royalty payments under the License Agreement will be calculated as follows:

               (a) During the first year following the execution of the License Agreement, Licensee will pay to Licensor royalties equal to the sum of Forty Five Percent (45%) of Product Sales and Fifty Percent (50%) of Maintenance Revenues;

               (b) During the second year following the execution of the License Agreement, Licensee will pay to Licensor royalties equal to the sum of Forty Percent (40%) of Product Sales and Fifty Percent (50%) of Maintenance Revenues;

               (c) During the third year following the execution of the License Agreement, Licensee will pay to Licensor royalties equal to the sum of Thirty Five Percent (35%) of Product Sales and Fifty Percent (50%) of Maintenance Revenues; and

Australian Software Innovations
Page 4
May 21, 1996


     Please sign this Letter in the spaces provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undersigned. If we do not receive a signed copy of this Letter within ten (10) days of your receipt of this Letter, we will assume you have no further interest in pursuing this matter.


                                             Very truly yours,

                                             LICENSEE:

                                             SPIRE INTERNATIONAL CORP.,
                                                  a Utah corporation

                                             By:  /s/Robert K. Bench
                                                  -----------------------------
                                                  Robert K. Bench, President


                                             ACKNOWLEDGED AND AGREED
                                             TO AS OF THE DATE FIRST
                                             ABOVE WRITTEN:

                                             LICENSOR:

                                             AUSTRALIAN SOFTWARE INNOVATIONS
                                                  (SERVICES) PTY LTD


                                             By:  /s/Eng Lee
                                                  -----------------------------
                                                     --------------------------
                                                     Its  Managing Director
                                                          -------------------

                                      EXHIBIT B

                                          to

                 Exclusive License and Technical Assistance Agreement


                                     ASI PRODUCTS

                                      [Attached]

                                      EXHIBIT B

                                          to

                 Exclusive License and Technical Assistance Agreement


                                     ASI PRODUCTS


1.   Open Architecture SYSMON and all modules, including:

          -    User Interface GUI Module
          -    SYSMAPs Module
          -    Oracle Data Collector
          -    INGRES Data Collector
          -    INFORMIX Data Collector
          -    NT Data Collector (Partially Finished)
          -    Parametric Data Collector
          -    SYBASE Data Collector (Partially Finished)
          -    All associated network agents, daemons and files
          -    All associated user documentation

2.   ASI-ACCOUNTING (User Resource Accounting Software)
          -    All associated user documentation
          -    All reporting templates and probes needed for various user shells
          -    All probes that could be used for Report Codes

3.   LOGMON (Per User Inactivity Logout Monitor)
          -    All associated user documentation

4.   ASI-MENU (Front End Menu-ing Software)
          -    All associated user documentation